EXHIBIT 10.6
TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (including the exhibits hereto, the “Agreement”) is entered into as of the 23rd day of July, 2013 (the “Effective Date”), by and between PICO HOLDINGS, INC., a California corporation (“PICO”), and UCP, INC., a Delaware corporation (“UCP”). PICO and UCP may be referred to in this Agreement separately as a “Party” or collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, prior to the completion of the initial public offering of shares of its common stock (the “Offering”), UCP was a wholly owned subsidiary of PICO;

WHEREAS, upon completion of the Offering, PICO maintains a controlling ownership stake in UCP;

WHEREAS, upon completion of the Offering, notwithstanding PICO's controlling ownership stake in UCP, UCP desires to engage PICO as a third party service provider to provide certain accounting, human resources and information technology services as set forth herein, at UCP's direction and control and subject to the terms and conditions described in this Agreement; and

WHEREAS, in order to assist UCP in its operations, PICO desires to provide such accounting, human resources and information technology services to UCP, at UCP's direction and control and subject to the terms and conditions described in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Additional Services” has the meaning set forth in Section 2.5.

“Affiliate” shall mean as to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Audit Committee” has the meaning set forth in Section 4.2(a).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person controlled, whether through ownership of voting securities, by contract or otherwise.

“Confidential Information” has the meaning set forth in Section 6.1.

“Effective Date” has the meaning set forth in the preamble hereto.

“Guest User” has the meaning set forth in Section 7.1.

“Host” has the meaning set forth in Section 7.1.

“Initial Term” has the meaning set forth in Section 4.1.

“Laws” means all federal, state, regional, provincial, local or foreign laws, including statutes, ordinances, codes, rules, regulations, published guidelines, directives, orders, writs, injunctions, judgments, decrees, arbitration awards, and the common law.

“Losses” means any and all costs, claims, actions, demands, damages, fees, penalties, injuries, expenses (including reasonable attorneys' fees, costs of investigation and court costs), interest and liability.

“Offering” has the meaning set forth in the first recital hereto.

“Optional Renewal Term” has the meaning set forth in Section 4.1.

“Party” or “Parties” has the meaning set forth in the preamble hereto.

“Person” means any legal entity including a corporation, unincorporated organization, association, limited liability company, partnership, trust, business trust, joint venture, or sole proprietorship, governmental organization or body, or any agency, department or instrumentality thereof, and includes a natural person.

“Personally Identifiable Information” means any and all tangible and intangible information provided or disclosed hereunder about present, former or potential customers, contractors or Representatives of UCP or its Affiliates, including name, address, telephone number, email address, account or policy information, and any list, description, or other grouping of such Persons, and any medical records or other medical information of such Persons and any other type of information deemed “nonpublic” and protected by privacy Laws and any other applicable Law.

“PICO” has the meaning set forth in the preamble hereto.

“Recovery Plans” has the meaning set forth in Section 2.6(c).

“Representatives” has the meaning set forth in Section 6.3.

“Sales Tax” has the meaning set forth in Section 3.3(a).

“Senior Managers” shall mean, Max Webb and John Perri, in the case of PICO, and Dustin Bogue, Allen Bennett and William La Herran, in the case of UCP.

“Service Coordinators” has the meaning set forth in Section 2.2.

“Service Fees” has the meaning set forth in Section 3.1.

“Services” has the meaning set forth in Section 2.1.

“Significant Service Shortfall” has the meaning set forth in Section 2.6(b).

“Systems” has the meaning set forth in Section 7.1.

“Term” has the meaning set forth in Section 4.1.

“Third Party” or “Third Parties” means any Person or Persons other than UCP or PICO, or any of their respective Affiliates.

“UCP” has the meaning set forth in the preamble hereto.

“UCP Indemnified Person” has the meaning set forth in Section 5.3.

“Unauthorized Access” has the meaning set forth in Section 6.1.

ARTICLE II
SERVICES

2.1    Services. Subject to the terms and conditions of this Agreement, PICO agrees to provide or cause to be provided to UCP, for the benefit of UCP, its Controlled Affiliates and designated recipients, the services set forth on Exhibit A, Exhibit B and Exhibit C hereto (collectively, the “Services”). PICO shall provide the Services at UCP's reasonable direction, which direction may include granting PICO certain permissions and authority; provided, however, that notwithstanding the foregoing, and without limiting the generality of Section 2.10, PICO has no authority to bind UCP to any Third Party agreement or to make any filing on behalf of UCP with any governmental authority or under applicable Law.

2.2    Service Coordinators. Each Party will nominate a representative to act as its primary contact with respect to the provision of the Services (together, the “Service Coordinators”). Unless otherwise agreed, all notices and communications relating to this Agreement shall be directed to the Service Coordinators, other than those day to day communications and billings relating to the actual provision of the Services, which shall be directed to the appropriate personnel of each Party, as directed by the Service Coordinators.

2.3    Direction of PICO Employees. PICO shall be solely responsible for all salary, employment, engagement, payroll, bonuses, fees and other benefits of and liabilities relating to, and compliance with immigration and visa laws and requirements in respect of, its personnel assigned to perform the Services. In performing their respective duties hereunder, all personnel of PICO engaged in providing the Services shall be under the direction, control and supervision of PICO; and PICO shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such PICO personnel. The employees of PICO engaged in providing Services to UCP shall not, by virtue thereof, become employees of UCP. PICO shall provide prompt written notice to UCP upon the departure of any Service Coordinator, or any key employee who is providing a Service.

2.4    Cooperation. UCP shall use its reasonable efforts to (a) cooperate with PICO with respect to the provision of the Services and (b) enable PICO to provide the Services in accordance with this Agreement.

2.5    Additional Services. The Parties each have exerted their commercially reasonable efforts to identify and describe the Services. However, the Parties acknowledge and agree that there may be services useful or necessary to UCP's accounting, human resources or information technology operations which are not identified on Exhibit A, Exhibit B or Exhibit C (collectively, the “Additional Services”). At any time and from time to time during the Term, UCP may provide written notice to PICO requesting Additional Service(s) and setting forth in reasonable detail a description of the requested Additional Service(s), the proposed start date or dates and the proposed termination date or dates. Upon receiving UCP's written request, PICO shall, to the extent it is able to do so without unreasonable adverse consequences to its own operations, provide or cause to be provided such Additional Service subject to the Parties agreement on any adjustment to the Service Fees to the extent of any increased cost of providing the Services. The provision of such Additional Services shall in all respects be subject to the terms of this Agreement, shall be considered added to Exhibit A, Exhibit B or Exhibit C, as applicable, shall constitute an amendment to this Agreement and shall thereafter be considered a Service. Unless otherwise agreed by the Parties, the term for such Additional Services shall be the Term of this Agreement.

2.6    Standard of Services.

(a)General Standard. PICO shall use commercially reasonable efforts to perform or cause to be performed the Services at a level that is not materially less favorable than past practices of PICO in providing or causing to be provided such service to itself, its Affiliates and/or UCP as such practices existed during the twelve (12) months immediately preceding the Offering. UCP understands and agrees that PICO is not in the business of providing transition services to Third Parties, and PICO shall not be held accountable to a higher standard of care than that set forth herein. UCP shall receive the benefit of any and all warranties, guarantees, representations, service level standards and indemnities given to PICO by Third Party service providers in respect of the Services.

(b)Shortfall in Services. If UCP provides PICO with written notice of the occurrence of any Significant Service Shortfall (as defined below) in the Services, as reasonably determined by UCP in good faith, PICO shall use commercially reasonable efforts to rectify such Significant Service Shortfall as soon as reasonably possible. For purposes of this Section 2.6(b), a “Significant Service Shortfall” shall be deemed to have occurred if the timing or quality of performance of one or more Services provided by PICO hereunder falls below the standard required by Section 2.6(a) hereof.

(c)Recovery Plans. For as long as Services are provided hereunder, PICO shall, and shall cause its relevant Affiliates to, maintain backup, business continuation and disaster recovery plans, procedures and policies (collectively, “Recovery Plans”) consistent with past practices as they existed during the twelve (12) months immediately preceding the Offering. PICO shall provide UCP:

(i)Annually, a report describing the details of the then-current Recovery Plans and analyzing PICO's ability to perform the Services in the event such Recovery Plans are invoked;

(ii)At least once per year, the opportunity to review copies of PICO's then-current Recovery Plans; and

(iii)Without limiting PICO's obligations under Section 6.2, immediately upon notice of any incident that gives cause to invoke any Recovery Plan or which may reasonably affect the Services, Confidential Information or Personally Identifiable Information, a report of the type of incident, potential cause (if known), work being undertaken to recover, estimated time to recover and primary and alternative contact details.

2.7    Subcontracting. PICO may subcontract for the performance of any Service to: (a) any person if the Service to be subcontracted is primarily a routine task or function generally considered ancillary to the Services; (b) an Affiliate of PICO; (c) an existing subcontractor that was providing such Service to PICO or UCP immediately before the Effective Date; or (d) any other person with prior written notice to, and approval (not to be unreasonably withheld or delayed) from, UCP; provided that no such subcontracting shall relieve PICO from any of its obligations or liabilities hereunder, and PICO shall remain responsible for all obligations or liabilities of such subcontractor with respect to the providing of such Service or Services, as if provided by PICO.

2.8    Compliance with Laws; Consents. PICO represents that it shall, and shall cause its Affiliates to, comply at all times during the term of this Agreement with all applicable Laws, including HIPAA, HITECH, Sarbanes Oxley (SOX) Section 404 and other Laws relating in any way to the privacy or data security related to Personally Identifiable Information. PICO shall obtain and maintain all material permits, approvals and licenses necessary or appropriate to perform its duties and obligations (including all Services) under this Agreement and shall at all times comply (or in the case of any providers of Services who are contractors or independent Third Parties, use commercially reasonable efforts to cause them to comply) with the terms and conditions of such permits, approvals and licenses.

2.9    Conflict with Laws. Notwithstanding anything in this Agreement to the contrary, PICO shall not be obligated to provide any Service if the provision of such Service would violate any applicable Law or rules of professional ethics or breach any contract or other agreement, due to the failure to obtain such consent, license or approval or otherwise, notwithstanding PICO's reasonable efforts to obtain such consent, license or approval. If PICO is prevented from providing, or causing to be provided, any Service by reason of the foregoing, PICO shall use commercially reasonable efforts to (a) notify UCP of such prevention as soon as practicable, and (b) provide alternative equivalent services at no additional cost to UCP; provided, however, that under no circumstances shall the performance of such Service require PICO or any of its directors (or persons in similar positions), officers, employees or agents to violate any applicable Law or breach any contract or other agreement.

2.10    Relationship of Parties; No Agency. The relationship of the Parties hereunder are those of independent contractors and nothing contained in this Agreement nor the Parties' performance hereunder creates a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the Parties. Each Party acknowledges that it has entered into this Agreement for independent business reasons. Neither Party shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any understanding on behalf of the other Party in any way whatsoever.

2.11    UCP Capabilities. UCP acknowledges that PICO is willing to provide the Services as a short term accommodation to assist UCP in transitioning its operations to those typically seen in independent publicly traded companies. UCP will use commercially reasonable efforts to develop its internal capabilities so that it is able to act on its own behalf in the areas covered by the Services.

ARTICLE III
SERVICE FEES

3.1    Service Fees. UCP shall pay PICO the fees set forth on each of Exhibit A, Exhibit B and Exhibit C (collectively, the “Service Fees”), each of which Service Fees corresponds to the module of Services described on the applicable Exhibit. On a quarterly basis, the Parties will discuss in good faith whether the Service Fees need to be revised in light of the costs, including customary overhead allocation, actually incurred in providing the Services and any changes anticipated as a result of changes in the scope of services or applicable requirements which the Services are intended to address; provided, however, that in no event shall the Parties have a binding obligation to agree to or accept any such revisions to the Services Fees. To the extent that UCP notifies PICO in accordance with Section 4.2 that it requires only a portion of a specific Service to be provided, the Parties will negotiate to determine an appropriate reduction of the Service Fees. The Service Fees include all out-of-pocket charges and costs of performing the Services hereunder, including, license fees, royalties or provider services fees, and any and all compensation for personnel providing the Services hereunder, including compensation, benefits and bonuses.

3.2    Payment. PICO shall invoice UCP on a quarterly basis in arrears for the Services provided hereunder, which invoice shall be adjusted, on a pro rata basis, for any Service that is suspended, reduced, discontinued or otherwise terminated under Section 4.2. Payment in full of the undisputed invoiced amounts shall be made by electronic funds transfer or other method satisfactory to the Parties, within thirty (30) days after the date of receipt of the quarterly invoice.

3.3    Taxes.

(a)The fees payable by UCP to PICO shall, in each case, be taken to be exclusive of any value added taxes, sales taxes, or similar taxes (“Sales Tax”) properly chargeable in respect of the transactions hereunder, and an amount equal to such taxes so chargeable shall, subject to receipt of a valid Sales Tax receipt or invoice in accordance with Section 3.3(c) below, be paid by UCP to PICO in addition to the fees otherwise payable under this Agreement.

(b)In the event that applicable Law requires that any amount in respect of taxes be withheld from any payment by UCP to PICO under this Agreement, UCP shall withhold the required amounts and pay such withheld amounts over to the applicable governmental authority in accordance with the requirements of applicable Law, and any amount so withheld and paid over shall be treated as having been paid to PICO, and UCP shall not be required to pay any additional amount as a result of or in respect of such withholding. UCP shall provide PICO with documentation evidencing payment to the applicable governmental authority of any amounts so withheld.

(c)In each case where an amount in respect of Sales Tax is payable by UCP in respect of a Service provided by PICO, PICO shall furnish in a timely manner a valid Sales Tax receipt or invoice to UCP in the form and manner required by law to allow UCP to recover such Sales Tax to the extent allowable by Law.

ARTICLE IV
TERM AND TERMINATION
4.1    Term. Unless earlier terminated as set forth herein, this Agreement shall commence as of the Effective Date and remain in force for the following term (the “Term” of this Agreement): (a) one (1) year following the Effective Date (the “Initial Term”); (b) after expiration of the Initial Term, up to two (2) optional, successive ninety (90) day periods (each an “Optional Renewal Term”), each exercisable by UCP in its sole discretion at any time prior to the expiration of the Initial Term or the first Optional Renewal Term, as applicable and upon sixty (60) days prior written notice to PICO; and (c) after the expiration of the Initial Term and any applicable Optional Renewal Terms, this Agreement shall remain in force on a month-to-month basis until canceled by either Party, for any reason or no reason, upon (i) thirty (30) days prior written notice, if UCP is the cancelling Party or (ii) sixty (60) days prior written notice, if PICO is the cancelling Party. Prior to any termination or expiration of this Agreement the Audit Committee shall approve such termination as contemplated by Section 4.2(a).

4.2    Discontinuation or Reduction of Services; Termination.

(a)UCP may, without limiting any of UCP's rights or remedies hereunder (including under Section 4.5), upon not less than thirty (30) days prior written notice, elect to discontinue or partially reduce any Service(s); provided that the Audit Committee of UCP (the “Audit Committee”) shall have approved such discontinuation or reduction in Services provided by PICO and reasonably concluded that, following such discontinuation or partial reduction in Services, UCP would be able to satisfy the information and inspection rights of PICO contained in Article IV of the Investor Rights Agreement of even date herewith among UCP, PICO and the other parties thereto; further provided that PICO may waive the requirement for Audit Committee approval if PICO determines that such discontinuation or partial reduction in Services would not be reasonably expected to materially adversely affect the ability of (or information required for) PICO to carry out its reporting and other legal requirements. In the event of any discontinuation or partial reduction with respect to one or more, but less than all, of the Services, this Agreement shall continue in full force and effect with respect to any other Services. The Parties shall amend Exhibit A, Exhibit B and Exhibit C and the Service Fees set forth therein, as applicable, to reflect the discontinuation or partial reduction of any Service(s).

(b)UCP may, without limiting any of UCP's rights or remedies hereunder (including under Section 4.5), upon not less than thirty (30) days prior written notice, elect to discontinue all of the Services by terminating this Agreement for any reason or no reason; provided, however, that any such termination shall be approved by the Audit Committee as contemplated by Section 4.2(a).

4.3    Suspension of Services for Non-Payment. If UCP fails to pay any fees and/or charges not disputed in good faith within sixty (60) days of the date such fees and/or charges are due, PICO may, upon further written notice to UCP, suspend its provision of Services; provided, however, that PICO shall resume promptly (and in any event within twenty four (24) hours) the provision of Services upon UCP's cure of such failure to pay such undisputed fees and/or charges.

4.4    Records Post-Termination. PICO will maintain records related to the Services, and the provision thereof, that are necessary or advisable for the performance of its obligations under this Agreement. After termination of this Agreement, PICO will maintain all files related to the Services, and the provision thereof, for one year, all of which shall be treated as Confidential Information under this Agreement. During the period in which PICO maintains the files, UCP may request to examine and copy the files or direct PICO to provide such files or copies thereof to UCP. Nothing herein shall require PICO to transfer or dispose of any files or records prior to the time when PICO would be permitted to do so in compliance with applicable regulatory requirements and its document retention policy. After one year following termination of this Agreement, PICO may dispose of files and records that it no longer needs for its own regulatory compliance purposes consistent with the manner it uses to dispose of its own confidential information.

4.5    Effect of Termination. Termination or expiration of this Agreement, or suspension or discontinuance of the Services provided under this Agreement, shall not affect any obligations or liability of either Party that accrued prior to the effective date of termination, including any damages or other liability that may arise under or as a result of a Significant Service Shortfall.

4.6    Survival. Article I, Section 2.10, Section 4.4, Section 4.5, this Section 4.6, Article V, Article VI, Article IX, Section 10.1, Section 10.2 and Sections 10.4-10.14 shall survive the termination of this Agreement.

ARTICLE V
LIMITATION ON LIABILITY; DISCLAIMER; INDEMNIFICATION
5.1    Limitation of Liability. The maximum liability of any Party hereto to the other Party and such other Party's Affiliates hereunder shall not exceed the Service Fees payable for the initial twelve (12) months of the Term of this Agreement, calculated as if all Services provided hereunder were provided for such twelve (12) months, except that the foregoing liability cap shall not apply to: (a) claims based on a Party's willful misconduct, gross negligence or fraud; (b) claims based on a breach of Article VI hereunder; or (c) claims for indemnity under Section 5.3 hereunder. Notwithstanding anything else in this Agreement, the Parties waive any claim to any special, indirect, punitive or consequential damages against each other, except to the extent awarded to a Third Party claim that is subject to indemnification under Section 5.3.

5.2    DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PICO MAKES NO EXPRESS WARRANTIES, AND NO WARRANTY SHALL BE IMPLIED UNDER THIS AGREEMENT OR AT LAW, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

5.3    Indemnification. PICO shall indemnify, defend and hold harmless UCP, its Affiliates and their respective Representatives (each, a “UCP Indemnified Person”), from, against and in respect of, and reimburse any UCP Indemnified Person for, any Third Party Losses imposed, sustained, incurred or suffered by or asserted against any of the UCP Indemnified Persons, relating to, resulting from or arising out of: (a) any fraud, gross negligence or willful misconduct by or on behalf of PICO or any of its Affiliates in providing any of the Services that PICO is obligated to provide hereunder; (b) any claim that any Service, or the provision thereof, infringes or violates any Third Party's intellectual property rights; or (c) any material breach of this Agreement, including any breach of Section 2.8 or Section 6.1.

5.4    Indemnification Procedure. A UCP Indemnified Person shall give PICO prompt notice of any claim, action or suit against it asserting Losses, and PICO shall have the right to defend such action or suit. PICO shall have control over the claim or proceeding, including the right to settle; provided, however, that PICO shall not, absent the prior written consent of the UCP Indemnified Person, consent to the entry of any judgment or enter into any settlement that (a) provides for any relief other than the payment of monetary damages for which PICO shall be solely liable and (b) in which the claimant or plaintiff does not release UCP Indemnified Person from all liability in respect thereof.

ARTICLE VI
CONFIDENTIALITY

6.1    Confidential Information. Each Party covenants that it will (a) accord the Confidential Information (as defined below) of the other Party the same degree of confidential treatment that it accords its similar proprietary and confidential information, (b) not use such Confidential Information for any purpose other than those stated in this Agreement, and (c) not disclose such Confidential Information to any Person unless disclosure to such Person is made in the ordinary course of such Party's conduct of its business and is subject to protections, at least as stringent as those herein, and comparable to those such Party would apply in connection with a comparable disclosure of its own Confidential Information. Notwithstanding any other provision of this Agreement, a Party may disclose Confidential Information of the other Party, without liability for such disclosure, to the extent the disclosing Party demonstrates that such disclosure is (x) required to be made pursuant to applicable law, government authority, duly authorized subpoena, or court order, (y) required to be made to a court or other tribunal in connection with the enforcement of such Party's rights under this Agreement or to contest claims between the Parties, or (z) approved by the prior written consent of the other Party. Each Party will promptly notify the other Party if it receives a subpoena or otherwise becomes aware of events that may legally require it to disclose Confidential Information of the other Party, and will cooperate with the other Party (at the other Party's expense) to obtain an order quashing or otherwise modifying the scope of such subpoena or legal requirement, in an effort to prevent the disclosure of such Confidential Information. For purposes of this Agreement, “Confidential Information” means all confidential or proprietary information and documentation of either Party made available to the other Party under this Agreement that is either identified in writing as confidential or which the receiving Party should reasonably have recognized at the time of disclosure as being of a confidential nature; provided, however, that information required to be disclosed in a report or filing under applicable securities Laws shall not be considered Confidential Information. For the avoidance of doubt, any and all data, including Personally Identifiable Information, that is provided to or accessed by PICO in the course of providing the Services, shall be considered UCP's Confidential Information, even if such data is generated by PICO in the course of providing the Services.

6.2    Unauthorized Acts. Each Party shall (a) notify the other Party promptly of any unauthorized possession, use, access to, or knowledge of any Confidential Information by any Person which shall become known to it, any attempt by any Person to gain possession of Confidential Information without authorization or any attempt to use or acquire knowledge of any Confidential Information without authorization (collectively, “Unauthorized Access”), (b) promptly furnish to the other Party full details of the Unauthorized Access and use reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any Unauthorized Access, (c) cooperate with the other Party in any litigation and investigation against Third Parties deemed necessary by such Party to protect its proprietary rights, and (d) use commercially reasonable efforts to prevent a recurrence of any such Unauthorized Access.

6.3    Insider Trading Policy. Each Party shall instruct its respective Affiliates, officers, directors, controlling Persons, partners, employees, lenders, agents, advisors and representatives (collectively, “Representatives”) that it is a violation of applicable Law for any Representative to purchase or sell securities of the other Party based on non-public information obtained in connection with the performance of this Agreement.

ARTICLE VII
SYSTEM ACCESS
7.1    System Access. If either Party is at any time given access (each in such capacity, a “Guest User”) to the other's computer system(s) or software (collectively, “Systems”) in connection with the performance of this Agreement, such Guest User shall comply with the other Party's (each in such capacity, a “Host”) Systems security policies, procedures and requirements which the Host makes available to the Guest User in writing upon request.

ARTICLE VIII
MUTUAL REPRESENTATIONS AND WARRANTIES
8.1    Mutual Representations and Warranties. Each Party represents and warrants to the other that as of the Effective Date:

(a)it has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is incorporated;

(b)it has full power and authority to execute, deliver and perform its obligations under this Agreement;

(c)this Agreement has been duly and validly authorized, executed and delivered on behalf of such Party and is a valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting such enforcement, and except as enforcement is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and

(d)its execution and delivery of this Agreement by such Party and the performance of its obligations hereunder do not violate, or constitute a breach of or default under, its organizational documents or any agreement or instrument by which it is bound, and it has no knowledge that its performance of such obligations will violate, or constitute a breach of or default under, any order, rule, law or regulation applicable to such Party of any court, governmental body, administrative agency or self-regulatory authority having jurisdiction over such Party.

ARTICLE IX
DISPUTE RESOLUTION

9.1    Prior to the initiation of legal proceedings, the Parties shall first attempt to resolve any dispute arising out of or in connection with this Agreement or the transactions contemplated hereby informally, as follows:

(a)The Parties shall first attempt, through the Service Coordinators, to resolve all disputes and shall attempt to initiate such efforts within two (2) business days after receipt of notice of any such dispute. If the Parties are unable to resolve a dispute in an amount of time that either Party deems reasonable under the circumstances, such Party may refer the dispute for resolution to the Senior Managers pursuant to the provisions of Section 9.1(b).

(b)Within five (5) business days of a notice under Section 9.1(a) referring a dispute for resolution by Senior Managers, each Party shall brief its Senior Managers as to the background of the dispute, along with any appropriate supporting documentation. The designated Senior Managers will confer as often as they deem reasonably necessary in order to gather and exchange information, discuss the dispute and negotiate in good faith, in an effort to resolve the dispute without the need for any formal proceedings.

(c)Legal proceedings may not be initiated until at least ten (10) business days after the receipt by a Party of a notice under Section 9.1(a) referring a dispute to Senior Managers. If there is a dispute between the Parties, each Party shall continue to perform all of its obligations under this Agreement (including the obligations in dispute) until such dispute is resolved by the Parties in accordance with this Article IX or by a court of competent jurisdiction. Without limiting the generality of the preceding sentence, if there is a dispute between the Parties regarding the Service Fee(s) in respect of a particular Service or whether PICO is obligated to engage in a particular task as a Service hereunder, PICO shall provide such Service or engage in such disputed task at UCP's direction as if such Service or disputed task was a Service hereunder, until such dispute is resolved by the Parties in accordance with this Article IX or by a court of competent jurisdiction.

ARTICLE X
MISCELLANEOUS

10.1    Construction Rules. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words used in this Agreement in the singular, where the context so permits, shall be deemed to include the plural and vice versa. Words used in the masculine or the feminine, where the context so permits, shall be deemed to mean the other and vice versa. Any reference to a section number in this Agreement shall mean the section number in this Agreement unless otherwise expressly stated. The terms “this Agreement,” “herein,” “hereof,” “hereunder” and similar expressions refer to this Agreement and not to any particular section or other portion of this Agreement. Lists of examples following “including”, “e.g.”, “such as”, or “for example” are interpreted to include “without limitation”, unless qualified by words such as “only” or “solely.” Unless stated or context requires otherwise all internal references are to this Agreement or its Exhibits; “days” means calendar days; “may” means that the applicable Party has a right, but not a concomitant duty; “current” or “currently” means “as of the Effective Date”, but “then-current” means the present time when the applicable right is exercised or performance rendered or measured; “notify” means to give notice as provided in Section 10.2; each Party's choices under this Agreement are in its sole discretion; “or” is not meant to be exclusive; and any reference to any agreement defined herein shall include such agreement as amended, modified or supplemented in accordance with its terms.

10.2    Notices. All notices, requests, consents and other communications hereunder to any Party shall be deemed to be sufficient if contained in a written instrument delivered in Person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section) or nationally recognized overnight courier, addressed to such Party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by such Party to the other Parties:

To: UCP     UCP, Inc.
6489 Camden Avenue, Suite 204
San Jose, CA 95120
Attention: W. Allen Bennett, General Counsel
Fax: 559-439-4477
Email: allen@unioncommunityllc.com
To: PICO:     PICO Holdings, Inc.
7979 Ivanhoe Avenue, Suite 300

La Jolla, CA 92037
Attention: Chief Financial Officer
Fax: 858-456-6480
Email: mwebb@picoholdings.com

10.3    Assignment. This Agreement is a personal services agreement and neither this Agreement nor any of the rights or obligations hereunder shall be assigned by PICO (whether by operation of law, by contract, merger, change in Control, sale of subject assets, assumption or otherwise), without, in each instance, the prior written consent of UCP, provided that, the foregoing shall in no way restrict the performance of a Service by an Affiliate of PICO or a Third Party as otherwise allowed under this Agreement in accordance with Section 2.7.

10.4    Benefit of Agreement. This Agreement shall be binding upon the Parties hereto and shall inure to the benefit of such Parties and their permitted assignees.

10.5    Amendment. This Agreement may not be modified or amended in any respect except in a writing signed by both Parties. No waiver shall be deemed to have been granted or created by any course of conduct or acquiescence, and no waiver shall be enforceable against either Party hereto unless in writing and signed by the party against which such waiver is claimed. No amendment, addition to, alteration, modification or waiver of any part of this Agreement shall be of any effect, whether by course of dealing or otherwise, unless explicitly set forth in writing referencing this Agreement and the provision(s) to be amended, altered, modified or waived and executed by the Parties.

10.6    Waiver; Remedies. The waiver by a Party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The failure of a Party to require strict performance of any provision of this Agreement shall not affect such Party's right to full performance thereof at any time thereafter. No right, remedy or election given by any term of this Agreement or made by a Party shall be deemed exclusive, but shall be cumulative with all other rights, remedies and elections available at law or in equity. The Parties acknowledge that the rights created hereby are unique and recognize and affirm that in the event of a breach of this Agreement irreparable harm would be caused, money damages may be inadequate and an aggrieved Party may have no adequate remedy at law. Accordingly, the Parties agree that the other Party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce such Party's rights and the obligations of the other Party not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of a bond or other security).

10.7    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.8    Multiple Counterparts. This Agreement may be executed in one or more counterparts, by facsimile or electronic signature, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both Parties need not sign the same counterpart.

10.9    Further Actions. Each Party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other Party hereto to give effect to and carry out the transactions contemplated in this Agreement, and to provide the Services.

10.10    Regulations. PICO shall, and shall cause all of its personnel and Third Parties authorized to provide Services, when on the property of UCP, conform to the rules and regulations of UCP concerning safety, health and security which are made known to such Persons in advance in writing. In connection with receiving the Services, UCP shall, and shall cause all of its applicable personnel, when on the property of PICO, conform to the rules and regulations of PICO concerning safety, health and security which are made known to such Persons in advance in writing.

10.11    Entire Agreement. This Agreement and the exhibits constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes and cancels all prior agreements and understandings, either oral or written, between the Parties with respect to the subject matter hereof.

10.12    No Drafting Presumption. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.13    Governing Law; Venue; Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties further agree that any dispute arising out of this Agreement shall be decided by either the state or federal court in Santa Clara County, California. The Parties shall each submit to the jurisdiction of those courts and agree that service of process by certified mail, return receipt requested, shall be sufficient to confer said courts with in personam jurisdiction.

10.14    WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ISSUE TRIABLE BY A JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT NOW OR HEREAFTER EXISTS WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY MAY OTHERWISE ACCRUE. THE PARTIES ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the day and year first written above.

PICO Holdings, Inc.,
a California corporation

By:_/s/ Max C. W. Webb

Name: Maxim C. W. Webb
Title: Chief Financial Officer

UCP, Inc.,
a Delaware corporation
By:_/s/ Dustin S. Bogue_

Name: Dustin L. Bogue
Title: President and Chief Financial Officer

EXHIBIT A- 1

Accounting Services
Description of Accounting Services:
PICO will provide, or cause to be provided, the following accounting services (“Accounting Services”):

Provide accounts payable and expense processing, and settlement support.

Provide accounts receivable and cash receipts processing, and settlement support.

Provide investment accounting and investment data entry.

Provide tax compliance support.

Maintain UCP's general ledger, including monthly and quarter-end journal entries and account reconciliations, which ledger shall be provided to UCP for approval.

Consolidate UCP's financial statements and supporting schedules each quarter, with the input and current assistance from UCP staff, which financial statements and supporting schedules shall be provided to UCP for approval.

Conduct and support UCP's financial statement audit as requested by UCP accountants or UCP's auditor.

Provide monthly and quarterly closing schedule and technical accounting support to UCP accountants.

Provide SEC financial reporting compliance consult and support.

Provide budgeting and financial analysis support.

Provide services to support ERP and accounting processing transition.

Provide stock administration.

Provide training of UCP staff in regard to current procedures, policies and schedules.

Provide certain access and authority to use the Oracle operating system, including project module, Expense, AP, budgeting and other modules and functionalities necessary to maintain accounting records and financial statements.

Provide development support for internal controls, internal audits and accounting policies and procedures.

All accounting or related entries or related schedules supporting such entries that are processed by PICO must comply with GAAP and be in accordance with current PICO policies and procedures as defined in internal control processes for Sarbanes-Oxley compliance and shall comply with UCP's financial reporting requirements.

Service Fee for Accounting Services:

PICO will provide, included as part of the fees determined herein, the necessary human resources and related overhead support to provide the activities listed above. The Service Fee for Accounting Services during the Term shall be an amount equal to: $150,000 per quarter, pro rated as required hereunder.

PICO shall bill Third Party charges such as couriers at actual cost and provide documentation for such expenses.

EXHIBIT B - 1

Human Resources Services

Description of Human Resources Services:

PICO will provide, or cause to be provided, the following human resources services (“HR Services”):

Provide pre-hire processing to include background checks and pre-hire paperwork.

Provide new hire processing and new employee orientation.

Provide employee termination processing.

Manage personnel records and provide human resources reports.

Manage employee relations.

Provide compensation processing.

Maintenance of time off files for Associates

Provide worker's comp claim processing?

Provide performance appraisal/goal management and tracking.

Provide training as necessary to employees.

Interact with auditors and provide documentation necessary for review of payroll, 401(k) and other human resource functions

Provide leave processing.

Provide the following payroll and benefit administration services:

◦	Issue and mail payroll checks and direct deposit confirmations for employees.

◦	Work with Paychex to ensure the preparation and filing of payroll tax reports, including W-2 Forms.

◦	Maintain payroll system and database and provide system security, training and upgrades as necessary in the normal course of business.

◦	Provide direct deposit facility.

◦	Process stop payments and direct deposit reversals.

◦	Process all garnishments as submitted by UCP.

◦
Provide administration services for benefit plans. Specifically, allow each UCP employee and his or her dependents, where applicable and in accordance with the terms of the plans identified below, to be eligible to participate in the following employee benefit plans:

▪	Health & Welfare Plans:

•	Medical Plan (currently high deductible health plan with HSA under Anthem Blue Cross)

•	Dental PPO Plan (currently under Metlife)

•	Vision Plan (currently under Vision Service Providers)

•	Life, AD&D, STD, LTD and Dependent Life (currently under UNUM)

•	Flexible Spending Plan (currently with eflex)

•	HSA Account Maintenance

▪	Supplemental & Executive Benefit Plans:

•	Additional Life Insurance for Officers (currently under Reliance)

▪	Retirement Savings Plans:

•	PICO HOLDINGS, INC. EMPLOYEES 401(k) RETIREMENT PLAN AND TRUST

Service Fee for HR Services:

PICO will provide, included as part of the fees determined herein, the necessary human resources and related overhead support to provide the activities listed above. The Service Fee for HR Services during the Term shall be an amount equal to: $25,000 per quarter, pro rated as required hereunder.

PICO shall bill Third Party charges such as couriers at actual cost and provide documentation for such expenses.

EXHIBIT C - 1

Information Technology Services

Description of Information Technology Services:

PICO will provide, or cause to be provided, the following information technology services (“IT Services”):

Support approved corporate mobile devices with the ability to send and receive corporate e-mail, including any corporate mobile devices used by UCP personnel as of the Effective Date or devices of substantially similar kind during the period contemplated herein.

Maintain and assist in the acquisition of end user computing equipment and software, office equipment (copiers, scanners, facsimile machines, etc.) for UCP which adhere to the Service standard set forth in Section 2.6(a) of this Agreement.

As requested by UCP, negotiate overall purchasing agreements with information technology vendors with whom PICO does business and consult with UCP prior to making any decisions regarding standards or vendor changes for UCP. PICO shall have no authority to legally bind UCP.

Manage a service desk which provides a single point of contact for any request for IT Services or issues with services in accordance with PICO's practices as of the date of this Agreement. Ensure that a single phone number can be called to get assistance. In addition, the user can submit less urgent requests via email or website.

Provide vendor management services for any Third Party service providers in accordance with PICO's practices, including license management in respect of IT Services.

Support electronic mail, client email package (Microsoft Outlook), enterprise email infrastructure (Microsoft Exchange), anti-virus and spam filtering Services, and Internet email Gateway Services.

Create, maintain and provide access to shared resources for the enterprise in accordance with PICO's practices as of the date of this Agreement. Specifically, these shared resources shall include secure access to space on servers, printers, electronic mail, intranet and internet portals, Internet connections, networks, database management, storage area networks, failover systems and disaster recovery, firewall, and network administrators, among others.

Detect, troubleshoot and repair the Intranet, LAN, WAN, and Internet when degraded performance or outright failure occurs, including providing for appropriate notification of outages and their expected duration, provision of workarounds, and coordination of efforts of Third Party providers in the resolution in accordance with the Service standard set forth in Section 2.6(a) of this Agreement.

Monitor and manage network and other resources to ensure that the services are available and meeting the needs of UCP and the user community.

Administrative services shall be made available to assist in the appropriate use and setup of the services in accordance with the Service standard set forth in Section 2.6(a) of this Agreement.

Provide telecom services in accordance with the Service standard set forth in Section 2.6(a) of this Agreement.

Service Fee for IT Services:

PICO will provide, included as part of the fees determined herein, the necessary human resources and related overhead support to provide the activities listed above. The Service Fee for IT Services during the Term shall be an amount equal to: $24,000 per quarter, pro rated as required hereunder.

PICO shall bill Third Party charges such as couriers at actual cost and provide documentation for such expenses.